Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

Phoenix (PNX) Reports Solid Business Fundamentals Offset by Lower Fees and
Negative Market Impact for Second Quarter 2012

●	Operating income of $1.0 million and pre-tax operating income of $7.9 million; solid mortality, persistency and investment performance offset by lower fee income and the weak equity market

●	Net loss of $13.2 million driven by hedging losses, a charge related to settlements of discontinued reinsurance exposures, and an elevated tax rate

●	Capital position further improved with 13% statutory surplus growth from year-end 2011 and holding company liquidity of $118.8 million

●	Continued favorable credit results; net investment income up 3%

●	Annuity deposits of $196.4 million up modestly from prior year; Saybrus grows third-party revenue

Hartford, Conn., August 1, 2012 – The Phoenix Companies, Inc. (NYSE:PNX) today reported second quarter 2012 operating income, a non-GAAP measure, of $1.0 million, or $0.01 per diluted share, compared with second quarter 2011 operating income of $7.9 million, or $0.07 per diluted share. The decline from the prior year was primarily driven by lower fee income and the weak equity market. Operating income before taxes for the second quarter of 2012 of $7.9 million, or $0.07 per diluted share, reflects a quarter with good mortality experience and positive persistency trends and investment performance. Second quarter 2011 operating income before taxes was $24.1 million, or $0.20 per diluted share.

Phoenix reported a second quarter 2012 net loss of $13.2 million, or $0.11 per share, driven by realized losses primarily related to fixed indexed annuity hedges, a charge in the company’s discontinued group accident and health reinsurance business and an elevated GAAP tax rate due to strong taxable income. Second quarter 2011 net income was $15.2 million, or $0.13 per diluted share.

Given the significant volatility in the company’s GAAP tax provision, operating comparisons are provided on both a pre-tax and after-tax basis. Beginning in the second quarter of 2012, operating income includes certain adjustments related to fixed indexed annuity derivatives in order to better reflect the economics of this line of business. Periods prior to the first quarter of 2012 have not been revised as adjustments for those periods were not significant. See “Other Items” below for additional detail.

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The Phoenix Companies, Inc. … 2

“It was a mixed quarter for Phoenix, but we continued to make progress in key areas of the business,” said James D. Wehr, president and chief executive officer.

“This quarter, fundamentals, especially investment performance, mortality and persistency, remained solid as demonstrated by the strength of our statutory earnings and continued capital generation. At the same time, lower fee income, the weak equity market and a continued high tax provision drove down operating income,” he said. “We significantly reduced exposure to the discontinued group accident and health reinsurance block, resulting in a modest charge that further affected net income.”

 “While second quarter fixed indexed annuity sales were down sequentially, they are up year-over-year.  Additionally, second quarter sales generated more embedded value than any prior quarter’s sales. The initial reception for our latest product offerings is very positive, and we believe we are competitively positioned in the marketplace,” Mr. Wehr concluded.

SECOND QUARTER EARNINGS SUMMARY

($ in millions)	Second Quarter 2012	First Quarter 2012	Second Quarter 2011
Net Income (Loss)	$(13.2)	$(8.1)	$15.2
Less:
Net Realized Investment Gains (Losses)1	(5.5)	(14.1)	8.0
Fixed Indexed Annuity Derivatives2	(2.4)	0.7	--
Discontinued Operations3	(6.3)	(0.5)	(0.7)
Operating Income 4	$1.0	$5.8	$7.9
Applicable Income Tax Expense	6.9	15.1	16.2
Operating Income Before Taxes4	$7.9	$20.9	$24.1

Earnings Per Share Summary
Net Income (Loss) Per Share
Basic	$(0.11)	$(0.07)	$0.13
Diluted	$(0.11)	$(0.07)	$0.13
Operating Income Per Share
Basic	$0.01	$0.05	$0.07
Diluted	$0.01	$0.05	$0.07
Operating Income Before Taxes Per Share
Basic	$0.07	$0.18	$0.21
Diluted	$0.07	$0.18	$0.20
Weighted Average Shares Outstanding (in millions)
Basic	116.2	116.3	116.3
Diluted	116.2	116.3	117.8

1 Net realized investment gains (losses) and related deferred acquisition cost amortization, tax and other related offsets are excluded from operating income because the amount and timing may be subject to management’s investment decisions. This adjustment includes changes in net income related to fixed indexed annuity options purchased to fund annual index credits as they fluctuate from quarter to quarter based upon the changes in fair value.
2 Operating income excludes changes in net income related to fixed indexed annuity embedded derivatives as they fluctuate from quarter to quarter based upon assumptions used to discount embedded derivative liabilities. Operating income is also adjusted to include amortization of option premium and proceeds received upon options expiring specific to fixed indexed annuities. See “Other Items” below for additional information regarding fixed indexed annuity adjustments.
3 Net of taxes.
4 Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Management believes that these measures provide investors with additional insight into the underlying trends in our operations. In addition, these are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. Net income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share and may be different from similarly titled measures of other companies. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance.

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The Phoenix Companies, Inc. … 3

SELECTED COMPONENTS OF EARNINGS

($ in millions)	Second Quarter 2012	First Quarter 2012	Second Quarter 2011
Net Investment Income	$218.2	$209.8	$211.2
Total Revenue	$451.5	$441.0	$478.2

Other Operating Expenses	$60.8	$62.4	$59.6

SECOND QUARTER OPERATING RESULTS

●
Second quarter 2012 operating income before taxes of $7.9 million, compared with operating income before taxes of $24.1 million for the second quarter of 2011, was driven primarily by lower fee income  and higher amortization of deferred acquisition costs resulting from the weak equity market, partially offset by good mortality experience.

●
Second quarter 2012 revenues were $451.5 million, compared with $478.2 million for the second quarter of 2011. The change was due primarily to lower fee income driven by lower cost of insurance charges, surrender charges and asset-based fees, as well as decreased premium revenue from closed block policies (sold before the 2001 demutualization), which is consistent with expectations for this block.

●
Net investment income was $218.2 million for the second quarter of 2012, up 3% from $211.2 million for the second quarter of 2011. The increase was driven largely by higher alternative investment returns, which occurred primarily in the closed block, and higher investment balances.

●
Total individual life surrenders were at an annualized rate of 5.4% for the second quarter of 2012, compared with 6.4% for the first quarter of 2012 and 6.1% for the second quarter of 2011. The closed block’s annualized surrender rate was 5.3% for the second quarter of 2012, compared with 5.6% for the first quarter of 2012 and 5.7% for the second quarter of 2011.

●	Annuity surrenders for the second quarter of 2012 were at an annualized rate of 11.9%, compared with 12.1% for the first quarter of 2012 and 11.6% for the second quarter of 2011.
●
Gross mortality experience for the second quarter of 2012 was favorable compared with expectations.  After changes in benefit reserves, deferred acquisition costs and the impact of the policyholder dividend obligation, mortality experience was modestly favorable.

●
Second quarter 2012 total other operating expenses were $60.8 million, compared with $59.6 million for the second quarter of 2011. The increase was driven by higher employee benefit and legal expenses. Core operating expenses before deferrals were $52.5 million for the second quarter of 2012, compared with $49.4 million for the second quarter of 2011. Core operating expenses before deferrals represent total other operating expenses excluding premium taxes, reinsurance allowances, commissions, sales incentives and any unusual expenses.

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The Phoenix Companies, Inc. … 4

●	The company recorded a $6.9 million tax expense in operating income for the second quarter of 2012, including $4.9 million of alternative minimum tax driven by strong taxable income.
●
Annuity deposits were $196.4 million for the second quarter of 2012, compared with $227.3 million for the first quarter of 2012 and $191.3 million for the second quarter of 2011. The decline from the first quarter was driven primarily by the continued effect of pricing changes implemented earlier in the year. The company estimates that the current quarter’s sales generated more embedded value than any prior quarter’s sales. Embedded value represents the present value of expected future profits from these sales. The company continues to expect to finish the year near the low end of its target range for annuity deposits, or approximately $1 billion.

●
Net annuity flows (deposits less surrenders) were $53.0 million for the second quarter of 2012, compared with net annuity flows of $66.3 million for the second quarter of 2011. Annuity funds under management increased 9% year-over-year to $4.8 billion at June 30, 2012.

●
Life insurance annualized premium was $1.0 million for the second quarter of 2012, compared with $0.3 million for the first quarter of 2012 and $0.7 million for the second quarter of 2011. Gross life insurance in-force at June 30, 2012 was $119.0 billion, an 8% decrease from June 30, 2011.

●
Saybrus Partners had $0.1 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), including inter-company revenues, for the second quarter of 2012, compared with $0.7 million of EBITDA for the first quarter of 2012 and an EBITDA loss of $0.3 million for the second quarter of 2011. Saybrus revenues were $5.0 million for the second quarter of 2012, compared with $5.1 million for the first quarter of 2012 and $4.2 million for the second quarter of 2011. Third-party revenues for the second quarter of 2012 grew sequentially and year-over-year.

REALIZED AND UNREALIZED INVESTMENT GAINS AND LOSSES

Net realized investment losses were $8.2 million for the second quarter of 2012, compared with net realized investment gains of $3.1 million for the second quarter of 2011. Net other-than-temporary impairment losses remained below long-term averages at $5.1 million for the second quarter of 2012, compared with $3.0 million for the second quarter of 2011. The impairment losses in the second quarter of 2012 were largely in structured securities. Derivative losses of $6.0 million for the second quarter of 2012 were driven primarily by fixed indexed annuity hedges.

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The Phoenix Companies, Inc. … 5

Realized Investment Gains and Losses ($ in millions)	Second Quarter 2012	First Quarter 2012	Second Quarter 2011
Net Other-Than-Temporary Impairment Losses Recognized in Earnings	$(5.1)	$(6.2)	$(3.0)
Transaction Gains	4.0	2.0	4.4
Derivative Gains (Losses)
Results of Variable Annuity Hedge Program
o GMWB/GMAB Derivatives	(5.3)	(1.9)	(1.2)
o Non-performance Risk Factor1	5.9	(15.1)	2.6
Fixed Indexed Annuity Options	(7.0)	8.1	(0.6)
Surplus Hedge	1.1	(5.7)	(0.9)
Other Derivatives, Net	(0.7)	1.3	0.4
Derivative Subtotal	(6.0)	(13.3)	0.3
Fair Value Option Securities	(1.1)	1.9	1.4
Total Net Realized Investment Gains (Losses)	$(8.2)	$(15.6)	$3.1
Related PDO, DAC, Tax and Other Offsets, Net	2.7	1.5	4.9
Net Realized Investment Gains (Losses)	$(5.5)	$(14.1)	$8.0
1 Fair value adjustment to reflect the risk that the GMWB/GMAB obligation will not be fulfilled based on the company’s own credit risk.

Net unrealized gains on fixed income securities increased by $129.5 million to $746.4 million at June 30, 2012 from $616.9 million at March 31, 2012. The improvement was due primarily to lower treasury rates.

BALANCE SHEET AND LIQUIDITY

At June 30, 2012, cash and securities at the holding company were $118.8 million, compared with $119.7 million at March 31, 2012, after Phoenix Life Insurance Company paid a $15.0 million dividend during the second quarter of 2012. Holding company interest and operating expenses are estimated to be $26 million for full-year 2012.

The quality of the portfolio remained strong in the second quarter of 2012 with the proportion of below investment grade bonds at 8.4% at June 30, 2012, unchanged from March 31, 2012. The company made $39 million of new below investment grade bond purchases during the second quarter of 2012.

Debt-to-total-capital was 28.5% at June 30, 2012. Phoenix has no debt maturities until 2032.

Balance Sheet ($ in millions)	June 30, 2012	December 31, 2011	Change
Total Assets	$21,194.8	$21,285.1	$(90.3)
Total Liabilities	$20,248.2	$20,327.1	$(78.9)
Indebtedness	$426.9	$426.9	--
Total Stockholders’ Equity	$946.6	$958.0	$(11.4)
Total Stockholders’ Equity excluding Accumulated OCI	$1,071.5	$1,092.8	$(21.3)

Debt to Total Capital 1	28.5%	28.1%	0.4%
1 Based on Total Stockholders’ Equity, excluding Accumulated OCI.

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The Phoenix Companies, Inc. … 6

SECOND QUARTER PRELIMINARY STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

●
Statutory net gain from operations for Phoenix Life Insurance Company was $25.7 million for the second quarter of 2012, compared with $47.4 million for the second quarter of 2011, and statutory net income was $24.3 million for the second quarter of 2012, compared with $46.1 million for the second quarter of 2011.

●
Statutory surplus and asset valuation reserve increased 13% from year-end 2011 to $958.8 million at June 30, 2012, net of the $39.0 million in dividends paid to the holding company during the first half of the year. Statutory surplus and asset valuation reserve was $845.7 million at December 31, 2011.

●	At June 30, 2012, Phoenix Life’s estimated risk-based capital ratio was 395%, compared with 363% at December 31, 2011.

OTHER ITEMS

●
Because the company’s fixed indexed annuity block is growing significantly, the definition of operating income was changed beginning in the second quarter of 2012 to adjust for certain items related to fixed indexed annuities. The new definition excludes the change in fair value of embedded derivatives (adjusted for current period interest credits) that are reflected within net income. Additional adjustments to operating income are for the amortization of premium paid to purchase options to fund the annual index credits and proceeds received upon these options expiring. Consistent with prior period presentation, net realized gains and losses on investments (including fixed indexed annuity options) have been excluded from operating income. See details of these adjustments in the table below.

Fixed Indexed Annuity Adjustments ($ in millions)
	Second Quarter 2012	First Quarter 2012	Second Quarter 2011
Subtractions from Policyholder Benefits:
Change in Fair Value of Embedded Derivatives, Net of Current Period Interest Credits	$6.9	$0.6	--
Additions to Policyholder Benefits:
Amortization of Option Premium	(3.8)	(3.6)	--
Proceeds from Options Expiring	1.7	1.7	--
Total Additions to (Subtractions from) Policyholder Benefits	$4.8	$(1.3)	--
Related DAC Amortization and Tax Offsets	$(2.4)	$0.6	--
Net Adjustment for Fixed Indexed Annuity Derivatives	$2.4	$(0.7)	--
Other Subtractions from Net Income:
Net Realized Investment (Gains) Losses on Fixed Indexed Annuity Options	$7.0	$(8.1)	$0.6
Related DAC Amortization and Tax Offsets	(2.4)	3.3	--
Total Additions to (Subtractions from) Net Income	$7.0	$(5.5)	$0.6

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The Phoenix Companies, Inc. … 7

●	The company took a $7.0 million charge in its discontinued group accident and health reinsurance business in the quarter as a result of commuting approximately half of its remaining exposure.
●	Phoenix launched several new annuity products toward the end of the second quarter, including:
o
Phoenix Personal Protection Choice Annuity, a single premium fixed indexed annuity that allows the annuity holder, for an additional fee, to combine up to three different benefits (including lifetime income, chronic care and an enhanced death benefit). It is available through independent distributors working with Saybrus Partners.

o	Protected Solutions Annuity, a single premium fixed indexed annuity that is the newest offering developed through its strategic alliance with The AltiSure Group.
o	A series of enhancements to the Premier LifeStyle Annuity and Secure LifeStyle Bonus Annuity, which are available exclusively through The AltiSure Group.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today (August 1) at 10 a.m. EDT to discuss with the investment community Phoenix’s second quarter 2012 financial results and other matters. The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section. The call can also be accessed by telephone at 773-799-3641 (Passcode: PHOENIX). A replay of the call will be available through August 15, 2012 by telephone at 402-220-4706 and on Phoenix’s Web site.

ABOUT PHOENIX

The Phoenix Companies, Inc. (NYSE:PNX) is a boutique life insurance and annuity company serving customers’ retirement and protection needs through select independent distributors. Headquartered in Hartford, Connecticut, Phoenix has a history of keeping its promises since 1851. In 2011, Phoenix had annual revenues of $1.8 billion. More detailed financial information can be found in Phoenix’s financial supplement for the second quarter of 2012, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

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The Phoenix Companies, Inc. … 8
FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements. These forward-looking statements include statements relating to trends in, or representing management’s beliefs about our future transactions, strategies, operations and financial results, and often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “is targeting,” “may,” “should” and other similar words or expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on us. They are not guarantees of future performance. Our actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets; (ii) the potential adverse affect of interest rate fluctuations on our business and results of operations; (iii) the impact on our results of operations and financial condition of any required increase in our reserves for future policyholder benefits and claims if such reserves prove to be inadequate; (iv) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our assumptions used in pricing products; (v) the effect of limited access to external sources of liquidity and financing; (vi) the effect of guaranteed benefits within our products;
 (vii) potential exposure to unidentified or unanticipated risk that could adversely affect our businesses or result in losses; (viii) the consequences related to variations in the amount of our statutory capital could adversely affect our business; (ix) the possibility that we may not be successful in our efforts to implement a business plan focused on new market segments; (x) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (xi) the impact of downgrades in our debt or financial strength ratings; (xii) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (xiii) our ability to attract and retain key personnel in a competitive environment; (xiv) our dependence on third parties to maintain critical business and administrative functions; (xv) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xvi) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xvii) the potential need to fund deficiencies in our closed block; (xviii) tax developments may affect us directly or indirectly through the cost of, the demand for or profitability of our products or services; (xix) the possibility that the actions and initiatives of the federal and state governments, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of operations specifically; (xx) regulatory developments or actions may harm our business; (xxi) legal actions could adversely affect our business or reputation; (xxii) potential future material losses from our discontinued reinsurance business; (xxiii) changes in accounting standards; (xxiv) the potential effect of a material weakness in our internal control over financial reporting on the accuracy  of our reported financial results; (xxv) the expected benefits of the reverse stock split may not be realized or maintained; and (xxvi) other risks and uncertainties described herein or in any of our filings with the SEC. Certain other factors which may impact our business, financial condition or results of operations or which may cause actual results to differ from such forward-looking statements are discussed or included in our periodic reports filed with the SEC and are available on our website at www.phoenixwm.com under “Investor Relations.” You are urged to carefully consider all such factors. We do not undertake or plan to update or revise forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this press release, even if such results changes or circumstances make it clear that any forward-looking information will not be realized. If we make any future public statements or disclosures which modify or impact any of the forward-looking statements contained in or accompanying this press release, such statements or disclosures will be deemed to modify or supersede such statements in this press release.

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The Phoenix Companies, Inc. … 9

Consolidated Balance Sheet
June 30, 2012 (Unaudited and Preliminary) and December 31, 2011
($ in millions)

	June 30,	December 31,
	2012	2011
ASSETS:
Available-for-sale debt securities, at fair value (amortized cost of $11,588.9 and $11,351.8)	$12,335.3	$11,890.0
Available-for-sale equity securities, at fair value (cost of $34.4 and $29.5)	42.1	35.7
Limited partnerships and other investments	618.5	601.3
Policy loans, at unpaid principal balances	2,362.4	2,379.3
Derivative instruments	186.6	174.8
Fair value option investments	87.0	86.6
Total investments	15,631.9	15,167.7
Cash and cash equivalents	248.9	194.3
Accrued investment income	186.6	175.6
Receivables	422.5	415.1
Deferred policy acquisition costs	1,076.0	1,162.8
Deferred income taxes	91.7	118.2
Other assets	156.8	164.6
Discontinued operations assets	43.6	69.2
Separate account assets	3,336.8	3,817.6
Total assets	$21,194.8	$21,285.1

LIABILITIES:
Policy liabilities and accruals	$13,040.1	$12,981.1
Policyholder deposit funds	2,767.1	2,429.4
Indebtedness	426.9	426.9
Other liabilities	642.7	613.8
Discontinued operations liabilities	34.6	58.3
Separate account liabilities	3,336.8	3,817.6
Total liabilities	20,248.2	20,327.1

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 116.0 million and 116.3 million shares outstanding	1.3	1.3
Additional paid-in capital	2,631.0	2,630.5
Accumulated other comprehensive loss	(124.9)	(134.8)
Accumulated deficit	(1,380.8)	(1,359.5)
Treasury stock, at cost: 11.7 million and 11.3 million shares	(180.0)	(179.5)
Total stockholders’ equity	946.6	958.0
Total liabilities and stockholders’ equity	$21,194.8	$21,285.1

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The Phoenix Companies, Inc. … 10

Consolidated Statement of Income (Unaudited and Preliminary)
Three and Six Months Ended June 30, 2012 and 2011
($ in millions)

	Three Months		Six Months
	2012	2011	2012	2011
REVENUES:
Premiums	$104.3	$109.3	$204.5	$220.3
Fee income	137.2	154.6	283.7	308.4
Net investment income	218.2	211.2	428.1	412.6
Net realized investment gains (losses):
Total other-than-temporary impairment (“OTTI”) losses	(15.0)	(6.6)	(26.7)	(14.0)
Portion of OTTI losses recognized in other comprehensive income	9.9	3.6	15.4	5.3
Net OTTI losses recognized in earnings	(5.1)	(3.0)	(11.3)	(8.7)
Net realized investment gains (losses), excluding OTTI losses	(3.1)	6.1	(12.5)	(4.4)
Net realized investment gains (losses)	(8.2)	3.1	(23.8)	(13.1)
Total revenues	451.5	478.2	892.5	928.2

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	259.0	270.8	513.1	531.2
Policyholder dividends	84.3	73.6	149.3	137.2
Policy acquisition cost amortization	41.8	42.8	92.0	94.1
Interest expense on indebtedness	7.9	7.9	15.9	15.9
Other operating expenses	60.8	59.6	123.2	119.8
Total benefits and expenses	453.8	454.7	893.5	898.2

Income (loss) from continuing operations before income taxes	(2.3)	23.5	(1.0)	30.0
Income tax expense	4.6	7.6	13.5	9.0
Income (loss) from continuing operations	(6.9)	15.9	(14.5)	21.0
Loss from discontinued operations, net of income taxes	(6.3)	(0.7)	(6.8)	(2.2)
Net income (loss)	$(13.2)	$15.2	$(21.3)	$18.8

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